Exhibit 99.1

Copart, Inc.

For Immediate Release

Copart Patent Infringement Case Resolved

FAIRFIELD, Calif., June 27, 2006 - Copart, Inc., (NASDAQ: CPRT) announced today the dismissal of all Manheim Services Corporation’s claims against Copart alleging patent infringement, and dismissal of all of Copart’s counterclaims against Manheim Services Corporation alleging antitrust violations. The matter was resolved amicably with express denials of liability from both parties.

Copart, founded in 1982, provides vehicle suppliers, primarily insurance companies, with a full range of services to process and sell salvage vehicles through a completely virtual auction-style trading platform, principally to licensed dismantlers, rebuilders and used vehicle dealers.  Salvage vehicles are either damaged vehicles deemed a total loss for insurance or business purposes or are recovered stolen vehicles for which an insurance settlement with the vehicle owner has already been made.  The Company operates 120 facilities in the United States and Canada.  It also provides services in other locations through its national network of independent salvage vehicle processors.

Contact:	Simon Rote, Vice President of Finance
(707) 639-5000

Copart, Inc. ~ 4665 Business Center Drive, Fairfield, California 94534 ~ (707) 639-5000